Exhibit 99.3
FINAL TRANSCRIPT
LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Event Date/Time: Feb. 18. 2011 / 2:00PM GMT

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Mark Carter
Snyder’s-Lance, Inc. — VP — Strategic Initiatives & IR
Carl Lee
Snyder’s-Lance, Inc. — President & COO
Rick Puckett
Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
David Singer
Snyder’s-Lance, Inc. — President & CEO
CONFERENCE CALL PARTICIPANTS
Ed Aaron
RBC Capital Markets — Analyst
Mike Otway
Jefferies & Co. — Analyst
Mitchell Pinheiro
Janney Montgomery Scott — Analyst
Scott Van Winkle
Canaccord Genuity — Analyst
Akshay Jagdale
KeyBanc Capital Markets Inc. — Analyst
Heather Jones
Canadian Capital Market — Analyst
PRESENTATION
Operator
Good morning. My name is Sara and I will be your conference operator today. At this time I would like to welcome everyone to the Snyder’s-Lance Fourth Quarter Earnings call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (Operator Instructions) I would now like to turn the call over to Mr. Mark Carter, VP of Investor Relations. Mr. Carter, you may begin.
Mark Carter — Snyder’s-Lance, Inc. — VP — Strategic Initiatives & IR
Thank you, Sara, and good morning, everyone. With me today are Dave Singer, Chief Executive Officer, Carl Lee, President and Chief Operating Officer, as well as Rick Puckett, Executive Vice President and Chief Financial Officer of Snyder’s-Lance Incorporated. In today’s call Dave, Carl and Rick will discuss our 2010 full year and fourth quarter results, as well as the recent merger of Snyder’s of Hanover Inc. and Lance Incorporated. As a reminder we are webcasting this conference call, including the supporting slide presentation on our website at www.LanceInc.com. Before we begin, I would like to point out that during today’s presentation, management may make forward-looking statements about our Company’s performance. Please refer to the Safe Harbor language included in each of our presentations.
I’ll now turn the call over to Dave Singer, Chief Executive Officer, to begin managements’ comments.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
David Singer — Snyder’s-Lance, Inc. — President & CEO
Thanks, Mark. Well, good morning and welcome. This is the first call of the merged Company and we’re excited to have completed the merger in the fourth quarter. We look forward to providing integration progress updates as we move through 2011. As indicated in the press release earlier this morning, we’re not providing specific top-line or earnings guidance for 2011 at this time, but we will be providing sufficient detail to support the development of projection models. We’re extremely excited about the prospects of the merged companies and we’re even more confident of benefits that we initially anticipated from the merger. We’ll provide more detail on the expected synergies today.
Keep in mind we’re still very early into the integration process but it’s going great and I want to acknowledge the Snyder’s-Lance teams that are working so diligently to get the integration completed. Much planning and implementation has already been started and we are well down the road in the process. The rescheduling of our call from last week to today related to our merger, which closed on December 6th. It took longer than we anticipated to develop the initial valuations for the opening balance sheet, to consolidate all the information from multiple systems and for our internal accountants and external auditors to review our financial information. We’re here today to review our fourth quarter and 2010 results, as well as provide a perspective on future.
Clearly, the merger Snyder’s of Hanover to create Snyder’s-Lance, Inc. was the highlight of our quarter and significantly changes the future trajectory of both companies. In addition to the $3.75 special dividend, which represented a 15% to 20% cash return, our shares now reflect an even brighter future with the benefits of the combined Company. Our financial position is sound, evidenced by the modest financial leverage and expectations for stronger free cash flow. Our brand portfolio has been significantly enhanced with the addition of the number one pretzel brand in the world. We now have distribution — a distribution network that spans the entire US with nearly triple the number of routes.
We have an even stronger management team and our already-strong Board has been enhanced with the addition of the former Snyder’s Board members bringing the long history of snack food experience. We’ve developed our plans to integrate the companies and to deliver the benefits we projected and I’m confident that we have a team in place to effectively execute. As you will hear today, once we’ve completed our integration we anticipate accelerated growth, wider profit margins and better asset productivity to deliver improved returns. Although we’re excited about the merger, we’re disappointed in our fourth quarter operating results. We fell well short of our revenue and earnings expectations. There were several factors behind this shortfall and our CFO Rick Puckett will provide some detail.
But the key issue was weak top-line performance. Although there were significant distractions related to the merger, and specifically within our sales organization, the simple truth is we did not execute well and we failed to deliver the growth we planned. In fact, our sales were below prior year by about 3% on an apples-to-apples basis. By the beginning of January we had announced our leadership structure in the sales organization. I have tremendous confidence that under this team led by Carl Lee, our new President and Chief Operating Officer, we have the talent and experience to support our integration and execute our day-to-day sales initiatives. Based on the revenue trends for our first period of 2011, my confidence seems well placed, as we delivered sales gains in January.
As we consider our priorities for 2011, the integration of Lance and Snyder’s is front and center. We announced yesterday our decision to move to a common DSD system by converting Company-owned routes to an independent operator model. This conversion is the most complex and important component of our integration. We anticipate several key benefits as we consolidate our systems, including accelerated growth, wider margins and greater asset productivity, which Carl will discuss in more detail. Carl successfully led in an independent operator environment and has significant experience executing consolidation of route systems, including conversions from a company-owned to an independent operator model.
Although we were quite disappointed with our fourth quarter operating results, I am confident that we’re positioned for a very bright future once we complete our integration. 2011 will be a challenging year. Our organization will experience significant changes as we execute our integration plan. All three companies will be impacted by the rapidly-escalating commodity

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
environment and high unemployment rate, which poses challenges to pricing and promotional strategy and pressures profit margins for everyone. However, I have tremendous confidence in our new team, our strong brand and the benefits that will flow from our merger. We are positioned better today than ever to compete and win.
I’d like to now introduce Carl Lee, our President and Chief Operating Officer. Carl will provide insight into our integration plans and expectations. He’ll also provide more details about the DSD consolidation and conversion to the independent operator model. Carl?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
Good morning, everyone. This is Carl and I’m — it’s my privilege to join you and to get a chance to talk about all the exciting things that we have here with our new merger — the chance to leverage our broader portfolio of products, our expanded DSD system, and overall larger scale to bring value to our shareholders and to our customers. As far as Dave mentioned, getting into some of the details of the integration planning and overview, our sales organization at the very senior levels have very talented and proven leaders leading our organization. Our sales leaders are actually general managers with responsibility for both the P&L and sales growth. I have confidence that this team is positioned to execute extremely well in serving our customers, employees and shareholders. We are also blessed to have great leaders in place across all of our functions, focused on delivering their numbers and integrating our two companies.
Now with regards to the synergies and being more specific about four areas, in regards to purchasing, logistics, G&A and DSD. Beginning with purchasing, our combined teams have carefully analyzed all of our spending on commodities, packagings, as well as goods and services, and they have built a detailed action plan to capture significant savings by leveraging our larger scale. While we are already beginning to see some small savings flow into our P&L, the majority of improvements will come through the second half of this year and into 2012.
In regards to logistics, we are anticipating savings in transportation, as we have the opportunity to combine operations and develop more efficient warehousing and shipping protocols and operations. In regards to G&A and overhead, we’ve already realized some significant savings on G&A and we expect to see more as we spread the cost of administration across our much larger business and sales base. And lastly, our DSD system — by combining our DSD organizations we expect to see significant savings in operating costs, overhead expenses, and improved store-level service, generating both cost savings, but also, very important, incremental volume growth.
Now let’s dig a little deeper into the overall anticipated savings from our integration efforts. We anticipate savings in these areas where we’ll begin to yield between 200 and 250 basis points in improved margin once we’re fully integrated, and we expect another 50 basis points improvement as we begin to operate our DSD system to sell more products through our organization, and that will come over the next 18 months.
In regards to the integration calendar itself, as I’ve said, some cost savings and synergies will begin to come in immediately. However, the majority of the savings will be apparent later this year, as we begin to really deep — we really get into our DSD execution and integration, executing our purchasing plans and implementing changes to our warehouse and shipping network. Each of our function leaders have detailed timelines with milestones and accountabilities for them to deliver on schedule. Our talented teams have been through this before and are certainly ready to handle our integration process.
Now, as I cover a little bit more about our DSD conversion to an independent operator system, the benefits of this system and its organizational change is very clear. There’s benefits for the Company and there’s benefits for the employees as they convert to an IO structure. First of all, combining our DSD operation will drive higher weekly store sales, therefore larger drop sizes and most importantly, fewer stores per route. Therefore, there will be more time to sell, creating a benefit for both the IOs and our Company. From the Company’s perspective, the IO system is less capital intense, delivers better margins and therefore, will drive higher returns. From the independent operator’s perspective, growth drives their income and an increased equity value

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
for their route. Our IO system will clearly improve retail execution, sales growth and help us control expenses, creating a win for our new IOs, as well as our retail customers.
Now let’s cover risk for a second. Obviously, with a change this size and of this magnitude there’s always risks, but we have anticipated them and we’ve been planning for them. The conversion will take as much as 18 months. Furthermore, almost 70% of our routes will be impacted as we begin to re-engineer our markets and make that gradual conversion over to independent operators. This may be disrupted for the salesperson involved; however, we’ll manage it very carefully and have anticipated the possible changes and issues. We have a very experienced team in place to manage this process and our leaders are certainly up to the task and have carefully planned out this conversion step by step.
Now, reasons for my confidence, Snyder’s has been involved in over 20 acquisitions of this such where we’ve gone in and had to basically rebuild the distribution model and in many cases have to convert from company routes to independent operators. In each case, after the conversion we have seen an accelerated growth and many benefits for both the IOs and the customers. Another reason I’m confident is the quality of people we have running our sales organization. Whether they are from the former Lance organization or the former Snyder’s organization, we have folks in place with good quality sales skills, leadership skills and the ability to really drive very important change, while we run the day-to-day business and operate carefully.
Now if I may switch gears and talk a little bit about commodities, another important topic that’s on top of most people’s minds. We have a simple plan here, the best way to manage commodities is to do it carefully and monitor it day by day and plan accordingly. As a result, we have a simple three-step model that we use to manage commodities. First of all is to buy carefully and buy forward, second is to implement pricing actions as needed and quickly, and number three, continuously monitor commodity prices and our competition. In regards to these three steps here’s where we stand. We buy forward on all of our major commodities, averaging about two quarters out on all of the key ingredients. Furthermore, we quickly take action on pricing adjustments as needed, having already sold in major moves both in January and February of this year. And finally, now that prices have continued to escalate we are finalizing our plans for the balance of the year and will take the appropriate action necessary to manage the increased commodity cost.
With that overview I’m now going to turn it over to Rick Puckett, our CFO.

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Thanks, Carl, and good morning, everyone. First of all I wanted to provide some key highlights on the quarter for our understanding. The merger (inaudible) with Snyder’s of Hanover was completed on December 6, 2010. The fiscal year of 2010 ended on January 1, 2011, which added an extra week into the year, as we had previously communicated. The financial statements published this morning as part of our press release included the results from Snyder’s from the date of the merger through January 1, 2011.
The fourth quarter included significant special items, primarily related to the merger. Actually a total of $27.5 million of after-tax expenses were recorded. These after-tax expenses were in the areas of change-in-control payments, transactions costs, severance costs, as well as a liquidation of a previous insurance carrier,. This related to Kemper Insurance, which went into liquidation, which has forced us to resume payments on outstanding claims from 1981 through 1993. In addition, although not a special item, there were a — there was a fairly significant bankruptcy which cost us $0.02 a share in the quarter.
For the quarter, Snyder’s was neither accretive or dilutive. The benefits coming from the net income generated by Snyder’s was offset by the increase in shares. Balance sheet includes purchase accounting adjustments, so significant changes on the balance sheet would be apparent as you look at that in the press release. In connection with the special dividend and the change in control, the existing credit facility was also amended and extended during the fourth quarter. The credit facility was increased to $265 million and extended through December 2015. At the same time we’ve strengthened our entire bank group and net

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
debt was at about $257 million at the end of the year, resulting in a leverage of a respectful 1.6 times EBITDA. All of the existing term loans were also left in place.
If we turn to the fourth quarter revenue summary you will see that we have separated Lance branded, Lance non-branded and the Snyder’s contribution, so excluding the extra week, the fourth quarter gross revenue for Lance only was down 1%. So volume was down about 1% versus last year for Lance only. This was driven primarily by the non-branded and DSD-branded sides of the business. Trade was actually up 20% versus last year, although down versus third quarter. So as a total, net revenue was down 2.6% versus last year, as Dave mentioned before, and the lower trade spend in the fourth quarter relative to the third quarter drove some of the branded softness as we pulled back on trade a bit in the fourth quarter. In addition, as Dave mentioned, sales execution was less than desired in the fourth quarter.
If we turn to the next page, the fourth quarter financial summary, the net revenue excluding Snyder’s and the extra week was $225.2 million for the quarter versus last year of $231.1 million, or down 2.6%, as I mentioned a few minutes ago. Gross margin was down 300 basis points. Now this was driven by higher promotional spend of about 205 basis points, but also the lower volume leverage that we mentioned a few minutes ago and, in fact, the mix of lower gross margin in Snyder’s business. I will speak to this more in a few minutes.
SG&A expenses were down 140 basis points, driven primarily by the lower DSD cost as a result of DSD transformation. Operating profit of 6% was down 150 basis points, primarily driven by the lower volume of sales again. So therefore, delarded — sorry, diluted earnings per share of $0.23 was down due to the volume. It was also impacted by the $0.02 I mentioned a few minutes ago as it relates to the bankruptcy. Benefit of the Snyder’s net income was offset by the incremental shares issued as a result of the merger. The total weighted average shares for the quarter was 40.2 million shares.
Now let’s look at the full-year revenue summary. In total, excluding the extra week, the full-year gross revenue for Lance only was up 2.4% versus last year, again, that’s volume. Trade was up approximately 30% versus last year, resulting in a net revenue of only up 0.2% versus last year. If we look at some of the key highlights, net revenue excluding Snyder’s and the extra week was $919.9 million, only up two-tenths of a percent, as I just mentioned.
Gross margin was down 110 basis points, primarily driven by higher promotional spend of 190 basis points and a lower volume that we mentioned. This was offset to some degree by more favorable commodities between 2009 and 2010. The SG&A expenses were down 100 basis points, again primarily driven by the DSD transformation exercise, and operating profit of 6.4% was essentially the same as last year, as was diluted earnings per share. The total weighted average shares for the year was 34.1 million diluted shares, and that’s what you see on the financial statements attached to the press release.
Let’s look at the cash flow items for a moment. This page does not separate special items or the additional week, as it’s very difficult to do that in a cash flow. However, it — just as an approximation, the free cash flow before dividends would be at least $25 million higher than we’re showing on this page if we were to back out special items. Again, the special dividend that was paid, the $3.75, actually equated to $122 million in the quarter, so what you see on this page excludes that special dividend, but there is a footnote.
What I’d like to do now is to establish a foundation for building models and projecting the combined company going forward. So as such, I’ve provided some 2010 pro forma facts, if you will, for the Snyder’s-Lance and including Snyder’s for a full year and excluding synergies, so there’s no synergies built into these factors. Therefore, on a pro forma basis, total net revenue would be approximately $1.58 billion for 2010. Total gross profit would be about 36.5% to 37%. You will note that this is lower than our normal 39.5% to 40% that Lance only has been running. The IO model results in a lower gross margin than an employee-based model. I’ll provide a bit more guidance on this in a few minutes. Total operating profit was just over 6% for the year, EBITDA was just over 10% for the year. The total diluted share count would be about 68 million shares, and then capital expenditures of approximately 4% of net revenue.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Now let’s turn to some insights for 2011 and 2012. As we’ve said, 2011 will be a year of integration, with a lot of exciting opportunities ahead of us. And as Dave and Carl have mentioned, synergies from the integration are being planned and implemented today. We expect that full synergies will be accomplished during 2012. We also expect that approximately 30% of these synergies will be realized this year, but in the back half of this year. Carl mentioned that some have been already put into place as it relates to G&A. Those are relatively small in terms of the total picture, but still significant in terms of the total activities that we’re planning.
As Carl mentioned also, the full cost and revenue synergies are expected to add 250 to 300 basis points to operating income. Revenue synergies, along with organic growth through innovation, brand support and distribution should deliver growth in excess of 5% before deducting for the IO conversion and SKU rationalizations. A reduction in revenue will occur as IOs are converted to recognize the margin at the IO level of approximately 20%. This will relate to about an $80 million to $90 million top-line reduction even though the bottom line will be improved, so it’s an important note as we think about modeling out revenue as we go forward. As we more specifically identify the integration timeline that Carl spoke to and as we move through 2011, we will update these expectations.
Let’s talk about cash flow for a moment because we start out with a current net debt of $257 million, or a leverage of about 1.6 times EBITDA. However, there’s some one-time cash benefits that will occur over the next several months as we complete the integration. First of all, the resulting expenses for the merger — or from merger will result in a tax loss carry-back, providing approximately $20 million in tax savings. This will be realized over the course of 2011 and also in the first quarter or so of 2012. The decision to go into an IO will result in a cash inflow of approximately $40 million to $50 million over the next two years, as we sell employee-based routes to independent operators. This, again, will commence in the second half of 2011. In addition to this, we do not expect to change our current dividend of $0.16 per share in the near term. Capital expenditures in the near term are also expected to be around 4% of net revenues.
So with these facts, I will now turn it over to Sara to field some questions.

QUESTIONS AND ANSWERS
Operator
(Operator Instructions)Your first question comes from the line of Ed Aaron from RBC Capital Markets. Your line is open.

Ed Aaron — RBC Capital Markets — Analyst
Hi, great. Good morning and thanks for taking the question. I’m sorry. I just wanted to maybe start with your longer-term margin outlook, which looks like it’s about 8.5% to 9% at the operating margin level. Now I kind of would’ve thought when you announced the acquisition that over time you would be targeted something in excess of that. Has — to what extent have your views on long-term margin objectives maybe changed over the past six months as you’ve gone through this process?

David Singer — Snyder’s-Lance, Inc. — President & CEO
I don’t think we’ve had much of a change in our margin expectations. We’ve never really announced a specific number. I think over time, as we grow the business and leverage the infrastructure, we would — we have higher targets than the range you mentioned but in the near term, when we were working through this integration and getting through the end of 2012, this is what we expect. However, we do have targets longer term, as our mix improves and we grow our business and leverage our infrastructure, for higher numbers than this.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Ed Aaron — RBC Capital Markets — Analyst
Okay, and then on the — I don’t have a perfect feel for exactly how the DSD conversion actually works. As you think about trying to realize some sales synergies with these — with the acquisition, should we be thinking about that as something that as unlikely to happen until you get the through DSD conversion process in 18 months or so?

David Singer — Snyder’s-Lance, Inc. — President & CEO
We will be capturing some general synergies in the interim. More will come later, but we have got a plan in place, as Carl mentioned, by very specific channels and geographies to attack sales synergies. But some of — more of it will come later than it will early.

Ed Aaron — RBC Capital Markets — Analyst
Okay, and then just one more and then I’ll pass it on. But the $80 million to $90 million top-line reduction for the conversion, how should we think about the cadence of that in terms of the rate at which those — the sales will come down on that? And then also, any early thoughts on what the potential impact from the SKU rationalization might be? Thanks.

David Singer — Snyder’s-Lance, Inc. — President & CEO
I think when we look at that — and I’ll let Rick and Carl speak to this, too. When we look at that $80 million to $90 million that really flows in as we integrate and convert. The conversion will take place in earnest, really starting in the second half of this year. Some will occur earlier, but much more of it happens during the second half. I think — and Rick probably has the specifics on the percentages of our current expectation. Rick, what’s the timeframe in terms of roll out of that?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Well the current timeframe, as I mentioned, doesn’t start until the third quarter of this year, and I believe the calendar is pretty straight lined between there and sort of the mid-2012 timeframe, Ed. So I think I would probably just kind of use that 12-month period and sort of straight-line it at this point. Now we’ll provide better guidance after the first quarter, and as we’re into this to make sure that we’re still on that timeline, but that’s pretty close.

David Singer — Snyder’s-Lance, Inc. — President & CEO
And then your second question, Ed, was related to SKU rationalization. What we’re in process of doing is developing a perspective on SKU rationalization. There’s been a lot of work that’s been done. We anticipate there’ll be some reduction in sales, but on the other hand, my experience has been SKU rationalization tends to feel like it’s going to reduce your sales, but you end up having more space for the higher-volume items and they tend to offset some of the SKU rationalization.
We mention it because, when we first put together our plan it’s hard to feel comfortable that you’re going to cover all of those, but frankly, my experience is that you tend to cover those with more sales of your major products. So at this point we don’t have any guidance specifically related to that.

Ed Aaron — RBC Capital Markets — Analyst
Thank you.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Operator
Your next question comes from the line of Heather Jones from Canadian Capital Market. Your line is open.

Heather Jones — Canadian Capital Market — Analyst
Good morning.

David Singer — Snyder’s-Lance, Inc. — President & CEO
Morning, Heather.

Heather Jones — Canadian Capital Market — Analyst
Good morning. Have a number of detailish questions and a broader question. Did you say that legacy Lance brand volumes were down 1% for Q4, did I hear that correctly?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
That’s correct.

Heather Jones — Canadian Capital Market — Analyst
Okay. And what did volumes do in the private label business or non-branded?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
I haven’t provided that, Heather, but certainly there was a fair amount of equal contribution between branded and non-branded in that.

Heather Jones — Canadian Capital Market — Analyst
So 1% is for the whole legacy Lance business, that wasn’t just a brands comment?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
That’s correct.

Heather Jones — Canadian Capital Market — Analyst
Okay. And Snyder’s sales were flat year on year, they had been growing at a nice clip, I thought. What happened during Q4?

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
David Singer — Snyder’s-Lance, Inc. — President & CEO
Well, I think some of the issues — and I’ll let Carl speak to this, but I think some of the issues that hit the Lance business hit the Snyder’s business. There was this — merger is a big deal. There was a lot of flux in the sales organization and that was impactful. There was some more detail issues behind it, but I’ll let Carl speak to that, but that’s — I’m sure that that had some impact.

Carl Lee — Snyder’s-Lance, Inc. — President & COO
Good morning, Heather, this is Carl —

Heather Jones — Canadian Capital Market — Analyst
Good morning.

Carl Lee — Snyder’s-Lance, Inc. — President & COO
— and thanks for your question. I think there’s two points to make. Number one, we did have positive sales growth. However, to your point it wasn’t in keeping what we have seen traditionally and there were two key reasons. Number one, there was a little bit of distraction because of the planned merger and the anticipation that there would be changes in the sales organization on both the Lance side and Snyder’s side. So while it was managed carefully, it’s always a little bit disrupted.
And then the second thing, which I think was very important, is back in Q3 we started managing our promotional spending much more carefully than we ever had before. So we’ve been really monitoring the return on our promotions and managing that very carefully and with that we anticipated some improvements on reduced promotional spending and as a result, there may be a little bit of a volume fall off. So I think those are the two key reasons why we saw what we did with our sales numbers.

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
And, Heather, I just want to reiterate that the Snyder’s numbers in our financials are only from December 6, so not for a full quarter. And I know you understand that but I just needed to —

Heather Jones — Canadian Capital Market — Analyst
So when it says 48 or what — I can’t even remember what the number. It said flat year on year or not meaningful, you’re just —your not pro forma the sales for the whole quarter.

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
That’s correct.

Heather Jones — Canadian Capital Market — Analyst
Okay.

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
That is correct, that is correct.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Heather Jones — Canadian Capital Market — Analyst
Okay. And looking to 2011 — and I completely understand why you’re not wanting to give guidance, but setting aside the disruption of the integration, but just looking at the competitive environment, we understand that one of your larger competitors has become much more aggressive in certain markets. They have used the term that they would be judicious in taking price increases. So, wondering if you could give us some qualitative color on what you’re expecting, just in the competitive environment, and how that’s going to impact your ability to raise prices enough to cover higher costs?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
Heather, this is Carl, if I can make — that a stab at the question. I think number one, we’re watching commodities as closely as ever and actually more detailed than ever. So we know exactly what we’re anticipating as far as what’s going to flow into our P&L almost day by day from an increased commodity cost. We are bought out and that’s going to be helpful, but we also have been planning aggressively on pricing actions that were needed.
As I mentioned, there were some pricing actions taken in January, some additional pricing actions taken in February, and we are building and finalizing our plans based on what we anticipate commodities to look like in Q3 and Q4 this year. So, so far we’ve been able to implement all the plans that we were counting on and right now we anticipate to continue to do that through the balance of the year.

Heather Jones — Canadian Capital Market — Analyst
I mean do you — I think clearly you’re out there in the marketplace, so based upon what you’re seeing from your competitors, do you believe that you’re going to be able to — maybe there’s a lag, but on an annualized run-rate basis, are you planning to fully offset the cost pressures with price, or are you relying on other cost savings to help offset that?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
We’re relying to push as much pricing out there as we can and the expectation is that that will cover the vast majority of any commodity risk we’ve got. And again, we’re monitoring it day by day and we’ve been pushing out the pricing, and so far we’ve been successful in getting it in. We expect our competition to continue to do the same, and as we’ve seen they have not been bashful about pricing and so far it’s been accepted by the trade.

Heather Jones — Canadian Capital Market — Analyst
Okay. And then finally on your longer term, well I guess through the end of 2012 EBIT margin guidance, I think I heard you say that about 50-basis points of that 200 to 300 is going to be related to converting to the IO model. Is that number small because the conversion really won’t have been in place that long and you need to build leverage on the routes, because I would have expected a larger benefit?

David Singer — Snyder’s-Lance, Inc. — President & CEO
Yes, Heather. Heather, that’s — you misheard the way it was described. It’s 250 to 300, of which about 50-basis points relates to the leverage from sales growth. In the 250 to 300, the integration is in there, so there is much more than 50-basis points from the conversion. It’s not just that 50-basis points. That 50-basis points really comes from the operating leverage in a high fixed-cost system from sales growth.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Yes, it is really generated from being able to expand the Lance products geographically, as well as expand the Snyder’s products from a channel perspective.

David Singer — Snyder’s-Lance, Inc. — President & CEO
And as well it’s just the growth we anticipate between now and 2012.

Heather Jones — Canadian Capital Market — Analyst
So the vast majority of this 200 to 300, should we interpret that the majority of that is going to be related to synergies, savings, et cetera, related to distribution as opposed to production, et cetera?

David Singer — Snyder’s-Lance, Inc. — President & CEO
That comes from the laundry list of things that Carl bucketed. It comes from purchasing; it comes logistics; it comes from DSD as well as G&A. We don’t have a lot of production synergies built into this. We anticipate we’re going to continue to drive down our cost of production through a variety of manners, but not synergy related from the integration. So those are where — the four buckets, and it’s not all distribution.

Heather Jones — Canadian Capital Market — Analyst
Okay, and finally before I pass it on, looking beyond 2012, you said you have higher targets in mind, is that driven by any savings or is that driven by your belief that you’re going to have stronger sales growth rate thus you’ll be leverage your (inaudible) and that should help margin?

David Singer — Snyder’s-Lance, Inc. — President & CEO
It really is. It’s a function of a couple of things. We believe that the way we operate our business can be more efficient and we’re working hard on making it more efficient. Some of that efficiency come through better methods, but a lot of it comes through a better mix. We anticipate our higher-margin prof — items growing faster than other items, and we just anticipate growth drives leverage on a fixed operating business.

Heather Jones — Canadian Capital Market — Analyst
Okay. Thank you very much.

Operator
Your next question comes from the line of Akshay Jagdale from KeyBanc. Your line is open.

Akshay Jagdale — KeyBanc Capital Markets Inc. — Analyst
Good morning, thanks for taking the question. My first one just I’m curious to know, Carl, how you’re going to complete the transformation to an IO in 12 to 18 months? And the reason I ask that is, because some of the other companies that we follow

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
who have tried this conversion and granted, it’s been in a different category, it’s taking them a lot longer than one or 1.5 years. It’s taken them five, six, seven, eight years and some of them have not been able to do it successfully. So I just want to get your perspective on why you think you’ll be able to complete the conversion in what I think is a short period of time?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
Thank you for the question and that’s a very good question. First of all, I think that what gives me personal confidence is two things. Number one, if you look at our almost 300 routes that we have today, 1,600 of those are already independent operators, they’re already equity routes, so over the majority of our routes are already independent operators. So we’ve got an experienced team that’s been operating those and managing and supporting those routes for a very, very long time. So, that is the first point.
Second point is, we’ve been involved in expanding our DSD system over the past five years and have acquired and merged in a number of large operations and a large number of those were also Company routes that we’ve already converted to independent operators. So I would think number one it’s the fact that we are currently operating independent operators gives us an advantage. And then number two, we have got tremendous experience with these conversions already under belt. So with that we’ve been able to build a very detailed time line market by market, day by day on how we implement this transition, and it clearly shows that we can deliver what we have promised on the 18 months.

David Singer — Snyder’s-Lance, Inc. — President & CEO
Although Carl’s modest. He has been involved in a lot of conversions, very successful conversions, and when you look at this one, although it’s extremely large and we’re looking at well over 1,200 company-owned routes between the two systems that will convert over the next 18 months, they’ll be done in bite-size pieces. None of the bite-size pieces are any larger than some of the deals that they have been invol — that Carl’s been involved in historically.
So I’ve seen the process of putting together an extremely good timeline. The team that’ll work on it is experienced. We’ve already announced them and think there’s an initial level of excitement, although there’s certainly anxiousness about the conversion and the fact that it’s going to take some time. But I can tell you that there’s an extremely good process behind this that really lays out for 18 months.

Akshay Jagdale — KeyBanc Capital Markets Inc. — Analyst
That’s helpful, just a follow up on that same topic. So, again we are not as close to the DSD network as you are, so I’m just trying to get inside somehow why this conversion would be a good conversion for somebody who runs a company-owned route. So can you just help me understand what you’re saying to the operators of their Company-owned routes right now and what this pitch is to them and why they would be incentivized to convert to an IO versus a Company-owned system?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
This is Carl, another very good question. There’s two key reasons why if I’m out today working on a Company route why I would be interested in converting to an IO structure. The first is, by them being able to run their route very efficiently and very effectively — and each one’s a little different — but what we typically see is that they have higher take-home pay by running an IO route. And then number two, they have the chance to build up equity by owning their route.
So there’s two clear reasons, both financial, as to why it’s better for them to be an IO operator versus a Company-owned route. And then what we see on a Company side is we see very talented, very aggressive individuals who have more at stake and are willing to work harder and really drive great results for themselves and as a result for the Company. So experience indicates

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
that it is a smooth transition, there’s incentives for the associate to make the transition, and then there’s obviously benefits for the Company once we make the conversion.

Akshay Jagdale — KeyBanc Capital Markets Inc. — Analyst
Okay, that’s helpful. One last one on organic sales growth prospects that you talked about being 5% or in excess of that. Can you just help me reconcile that with what your advertising spend, or just overall, however you think of investments into organic growth? I mean help us quantify some of that or understand why when you combine two companies such as yourselves who one of which has declining sales that you’re going to be able to accelerate the sales growth? Presumably that would mean that you’re going to invest incrementally, but can you help us with investments that are going to go into the organic growth?

David Singer — Snyder’s-Lance, Inc. — President & CEO
We’re not — we don’t provide the specific details about the level of investments, but our plans do call for an increase in those type of investments. On top of which, by broadening our distribution and bringing Lance brands to cross into routes that they historically have not been distributed on, bringing Snyder’s brand down into channels and routes in which they’ve historically not been distributed, those things will provide some benefits to us. And the combination of those, as well as taking brands that had historically not had the strength of the network from distribution that we currently have, innovation we expect to be much more efficient. So those are real three key things that we expect to help drive the growth.

Akshay Jagdale — KeyBanc Capital Markets Inc. — Analyst
Okay, great. I will pass it along.

Operator
Your next question comes from the line of Scott Mushkin from Jefferies & Company. Your line is open.

Mike Otway — Jefferies & Co. — Analyst
Hi. Good morning. This is actually Mike Otway in for Scott. I just wanted to follow up on one of the IO questions earlier, and I think you mentioned that they would be done in kind of smaller bite-size pieces. Just for my own benefit, is that something that would be pretty evenly spread out across the 12 to 18 months, or is it more beneficial or would it be more weighted towards the back half? Could you give a little more color?

David Singer — Snyder’s-Lance, Inc. — President & CEO
Yes, one of things to an earlier question, I think Aaron had asked about the timing, Rick had mentioned that we expect that this will almost straight line between July 1 of this year and July 1 of next year, although some will take place before that, but we’ll be gearing up and getting prepared and the conversions will really kind of almost straight line between July and July.

Mike Otway — Jefferies & Co. — Analyst
Okay, perfect. Thank you very much.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Operator
Your next question comes from the line of Mitchell Pinheiro from Janney Capital Markets. Your line is open.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Yes, hey. Good morning, everyone. A couple questions for you. So just a couple of things on the IO conversion. You’re converting 1,200 of how many routes in total?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
This is Carl. We’re converting all of the remaining Company routes that we have with Lance and a few remaining Company routes that we have with Snyder’s.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
How many is that?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
And once we implement the — we have roughly about 1,350.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
1,350 —

Carl Lee — Snyder’s-Lance, Inc. — President & COO
Combined between the two organizations.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Okay, and that’s total routes? And how many of those are being converted?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
No, no, 1,350 is the number of Company-owned routes —

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Okay.

Carl Lee — Snyder’s-Lance, Inc. — President & COO
— and we have about 1,900 independent operators currently.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Thank you.

Carl Lee — Snyder’s-Lance, Inc. — President & COO
And as we merge those we’re converting — there’ll be no Company-own routes, if we’re effective when we’re done.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
So you have about 3,300 routes now, correct?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
It’s actually about 3,000, Mitch. So there’s 1,900 starting out that Snyder’s-based, there’s 1,100 starting out as Lance-based routes. All of the Lance-based routes are employee owned and some portion of the Snyder’s routes are employee owned.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Okay. So you’ll be — you’ll take these owner operators, you’ll — they’ll have a chance to buy these routes at some multiple of weekly sales. Is that a standard weekly ten to 15 times, is that about what — is that how it’s going to work?

David Singer — Snyder’s-Lance, Inc. — President & CEO
Well, we’ve not announced a specific multiple. The multiple will be market based and in some markets it’s going to be higher than others —

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Okay.

David Singer — Snyder’s-Lance, Inc. — President & CEO
— and we really have not gotten there yet.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
You’ll provide the financing for the owner/operators?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
We do not, because they are independent operators. They will be given a choice of financing it any way they want. We do have arrangements with companies like Bank of America that provide a program for them. So we’ll be utilizing that and they can utilize that; as well as there’s a program similar to that that we expect to put into place with M&T Bank.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Will you be receiving — if you are the ones arranging the financing, will you earn any interest income off of the delta between your financing costs and the financing costs paid by an owner/operator?

David Singer — Snyder’s-Lance, Inc. — President & CEO
At this point we have not developed a program that does anything like that. We want to be supportive and make sure there’s financing available, but we’ve not developed that at the moment.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Okay. In terms of pricing actions, Carl, you mentioned you took some in January and February. When I look at the measure channel data, I don’t really see anything as of January through January 23rd. So I was wondering if you could talk about the timing and maybe to some degree what magnitude you’ve announced, acknowledging that, I guess, you can promote against those increases?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
I think that — dealing with your question, the pricing activities that we’ve taken over this the past, say, 45 days have been both on the private brand side and the branded side. And so depending on what you’re looking at, you may not be seeing all the data flow through the — what you’re measuring it so far. But pricing actions been taken on both, pricing actions been accepted by the customer, we’ll begin to see that flow through to the P&L, and those were all implemented according to plan.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
What kind — so roughly, what would that average be as it — impacting either the first or second quarter?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
I’m not really comfortable sharing that number as far as the pricing action that we’ve taken so far, but it was more than enough to cover the commodity increases that we’re currently seeing.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Okay. Okay, how about — as you think about commodity cost inflation, what type of commodity cost inflation rate is sort of embedded in your thinking for 2011?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Well as we look at the commodities today, Mitch, I mean as you can see wheat’s well over $9 a bushel in the back half of the year, oil is up, corn is up, all the things including sugars, as well as cocoa, and all those things are up against the norms, and we don’t expect those to really come down very much in the near term based on all of the news in the world. So we’re putting pricing measures in place to accommodate those kinds of levels.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Okay, so — all right, so we don’t really know what your price inflation — your cost inflation is, either. Is that — you’re not sharing that?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Well, not at this point because we’re still pushing that out into the marketplace. So I think post facto we will give you some information around how much of the sales price — or sorry, how much of the sales gains is related to price, but it’s difficult to do that ahead of it.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Okay.

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Because quite honestly, some of it will happen in the last part of year is the plan, but it obviously hasn’t been sold in yet.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Okay. And so — on the last question, is — well, actually one housekeeping. Are you going to be providing historical quarters to us so we can begin to model? I think we saw some — we had, I think, first or second-half numbers you gave when — in the initial merger documents, but is there any historicals that we will see going to quarterly?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
No, I mean other than what you might find in the file documents, the 10-K and whatever’s required there. And keep in mind that those are very GAAP-related numbers, and therefore don’t exclude special items. But we have no plans right now of providing historical Snyder’s numbers.

David Singer — Snyder’s-Lance, Inc. — President & CEO
Well, I think his question is on a pro forma basis we’re going to be providing 2010 full-year historical pro forma. His question is do we provide quarterly historical performance?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
We do not.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Okay. Well, it’d be helpful if you did. I mean we’re not getting any guidance for ‘10 — ‘11, and I can understand the reason behind that, but it’d be certainly helpful to have, ahead of time, ideas on how your quarters would have flowed, at least so we can — it’s certainly a — we’re in a position of trying to look at this with major blind spots here, and so that’s just my two cents. The second and final question is just, in terms of SKU rationalization, is there all — is there any SKU rationalization on the Snyder’s side?

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Carl Lee — Snyder’s-Lance, Inc. — President & COO
Yes. We’re taking — we’ve gone through a detailed analysis looking at both portfolios of products, the Lance portfolio and the Snyder’s portfolio, and as Dave mentioned, we’re being very careful, but we’re looking at the margin contribution; we’re looking at the sales potential, and we’re looking at possible risk if we discontinued items. So very carefully managing that process. But also to Dave’s point, we realize there’s a number of SKUs that we can pull, making our system more efficient, without very much revenue risk, but also be able to give more space to our higher-turning items. So there will be some rationalization on both sides of our portfolio.

Mitchell Pinheiro — Janney Montgomery Scott — Analyst
Okay. Thank you for your time.

Operator
(Operator Instructions) And your next questioning comes from the line of Scott Van Winkle from Canaccord Genuity. Your line is open.

Scott Van Winkle — Canaccord Genuity — Analyst
Hi. Thanks. A question about the pro forma 2010 as if the Companies were combined, the 6% operating margin, how much lower was that exiting the year as you ran into the commodity environment?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
Yes, certainly the commodity environment really wasn’t as much of a driver as it was just a continued trade promotional pressure, Scott, and the lack of the effectiveness, and that was true on the Snyder’s side, as well, as we look back across the year. They certainly had spent much more on trade promotions in 2010 than they had in 2009. Very similar to what we had done.
So, the other part of this is they have — had spent a great deal more on advertising than we did, and as you know, advertising can add up pretty quickly and it can — it could distort a quarterly comparison if you’re not careful. So I wouldn’t say the commodities by themselves drove a significant difference in calendarization that was different than what you’ve seen on the Lance side.

Scott Van Winkle — Canaccord Genuity — Analyst
Okay. But I’m just — I’m thinking of magnitude, was it — if you look at the full year for Lance, you had middle of the year that was probably the most profitable part of the year. Is that similar for what we would have expected to see from Snyder’s?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
It is and commodities does not impact the pretzel category as much as it does the bakery category. It’s probably 20% of the impact that you would see on the Lance side.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Scott Van Winkle — Canaccord Genuity — Analyst
Okay. And Carl, what happens if an employed operator doesn’t want to switch to the IO model? There is — what percentage of your transition in the past where you’ve seen where you weren’t able to put an employee into that route as an owner of that route, is it a meaningful percent that don’t make the move?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
It varies, really, market by market and it varies individual by individual. Historically we’ve seen a very high percentage of the individuals say that they want to convert over to the independent operator, and we make it as turnkey for them as possible and help them with that transition. We think, as we look the at the new portfolio that we’ve got and the great brands that we’ve got, if you look at the power of the Lance Sandwich Crackers, the power of the Cape Cod brand, the exciting news that we always have on Snyder’s, we’ve got a very exciting group of brands for people to look at as they consider purchasing their route.
So we think historically the percentages have been in very good shape, we think it’s going to be higher this time around. And we were very careful making the announcement to all of our associates on Wednesday, where we brought them into meetings and had a chance to discuss the plans and the changes and we saw, as Dave mentioned, a little bit of anxiety as you always would expect for a change of this magnitude, but on the other hand we saw very positive and very excited individuals about the opportunity to do this.

Scott Van Winkle — Canaccord Genuity — Analyst
And you made some comments about performance, obviously, and owner/operators more incented than an employee. I’m wondering if you can measure the change performance pre and post to conversion, and if you’re going to go in with 1,300 conversions to do, how many is on the other side? In other words, do 1,300 become 1,200 because the average independent operator has more volume than they did as an employee?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
There will be some change in the total number, as we go through this. It’s not as much as what you might expect, because we’re building in the potential for growth. We want to make sure that we have enough potential so that the operator can grow his route, and so there’s not some huge reduction from the overall total before and after. There will be some reduction. We’ve historically had attrition, we anticipate attrition to cover the vast majority of that, so a — but there is an expected reduction.
And on the incentive, because the owner/operator has the fixed cost of his route, his margin is about twice the — what a commission rate if for an employee/driver. So that, in fact, when you see the employee salesperson who is incented to grow his route with a commission, the independent operator has approximately double the incentive on incremental sales. So that helps drive the incremental growth.

Carl Lee — Snyder’s-Lance, Inc. — President & COO
The real benefit for the individual who is converting over the independent operator status is there’s going to, obviously, be fewer stores per route. Today we have a lot of stores throughout the south, southeast, even southwest where we have a Lance and a Snyder’s truck pulling into there to service those stores. When we go to just a one-truck operation, obviously there’s going to be fewer stores per route, but significant sales increases because they’re covering both lines of products and therefore fewer stores per route. And with that, the tremendous amount of more time to sell, which we will see as an increase in revenue.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
David Singer — Snyder’s-Lance, Inc. — President & CEO
Just a lot less drive time.

Scott Van Winkle — Canaccord Genuity — Analyst
Yes. Yes, great. Oh, and then, Rick I missed the part — I think you talked about your credit agreement, did you talk about what interest is going to look like or the rate going forward?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
I did not, but it’s — at the time we put it in it was actually a sort of a BBB plus kind of a rating, so it’s LIBOR plus somewhere between 125 and 150.

Scott Van Winkle — Canaccord Genuity — Analyst
Okay. Thank you.

Operator
Your next question comes from the line of Akshay Jagdale from KeyBanc. Your line is open.

Akshay Jagdale — KeyBanc Capital Markets Inc. — Analyst
Hi, thanks for taking the follow up, just another one on the IO conversion. I’m not clear on the balance sheet impact yet. You talked a little bit about incoming cash flow. I do — I believe you have to capitalize the routes. Can you just help us understand what the balance sheet impact will be because of the IO conversion, if any?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
Well when we talk about capitalizing the routes, the historic Lance balance sheet is the historic Lance sheet. The — bringing in the Snyder’s balance sheet and doing valuation the vast majority of the Snyder’s operations are independent, so we’re not capitalizing in that system . There’s quite — there’s some, but the vast majority are independent, so the routes that are existing in the Lance system are not on the balance sheet. So when those are converted to IO status, the balance sheet doesn’t shrink, it basically grows from the incoming

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
That’s true for the Lance routes, not true for the Snyder’s employee-owned routes and service routes. But there’s a value, Akshay, that was put onto the balance sheet as part of the opening balance sheet for the value of the equity of those routes on the Snyder’s side. So, as those are sold, there will be a reduction on the balance sheet for that and an increase in cash, so and then very little gain or loss is expected on that, though.

Carl Lee — Snyder’s-Lance, Inc. — President & COO
But about 75% of the routes that are sold don’t show up on the balance sheet.

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Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
That’s right. Most of the routes that will be sold will be the legacy Lance routes.

Akshay Jagdale — KeyBanc Capital Markets Inc. — Analyst
Okay. And then just strategically, the way I think of this IO — the move to IO is, and please correct me, if I’m wrong, is that now you won’t be as driven in your decision making from a volume perspective, because the utilization of the routes was a key factor for Company-owned routes, but going to an IO model puts that utilization onus on the IO operators as opposed to you. Is that a — am I reading that correctly? I mean strategically is than an important reason why you decide to go this way?

Carl Lee — Snyder’s-Lance, Inc. — President & COO
Well, it’s an outcome, it’s not an important strategic driver. The strategic driver really is to position ourselves so that we have an incentive system that has a proven track record of growing more rapidly. If you look at company-owned route systems, generally they’re with companies have much higher sales per store than the combined Snyder’s-Lance business. Companies of our size have historically done better with independent systems, so that’s really the driver. We believe that the independent system will drive more accelerated growth. Now the fact of the matter is, there will be less operating leverage and it does fall more on the route sales and the IO.

Akshay Jagdale — KeyBanc Capital Markets Inc. — Analyst
And just one last one. In terms of the DNA profile it’s about 4% of sales, I believe, which is higher than most food companies. Can you help us understand what that may look like going forward? It seems like you’re say — you’re guiding for similar percentage of sales and is there a chance that that will come down over time? And maybe if you can explain why it’s higher than 2%, 2.5% for other food companies that would be helpful?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Yes, I think two responses to that, Akshay. One, I think the norm is closer to 3%, 3.5%, but nonetheless, we do believe that in terms of supporting our future growth there are a number of investments we’d like to make from an innovation perspective to give us more capability, and those investments tend to be fairly large chunks of CapEx.
We have certainly put into place systems. We don’t expect a lot of IT-related CapEx going forward. We have good systems on both sides. But we do want to continue to invest in the growth and the efficiency of our operations. So, in the near term, at least, we have 4% as a target. Do believe that that will be at least the number for a couple of years, and then after that we will see if we can bring that down.

Carl Lee — Snyder’s-Lance, Inc. — President & COO
My belief is that it will come down as a percentage of sales over time after the initial few years. That DNA percentage of 4% historic Lance it was all depreciation. In Snyder’s-Lance a portion of it is in intangible that are being depreciated and it’ll be broken out as we look forward. I think that what’ll happen is that our capital spending rate will kind of gravitate back toward our depreciation component, which I think will bring us down from the 4% over a long period of time.

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Akshay Jagdale — KeyBanc Capital Markets Inc. — Analyst
Great. Thanks a lot.

Operator
Your next question comes from the line of Heather Jones from Canadian Capital Market. Your line is open.

Heather Jones — Canadian Capital Market — Analyst
Thanks for taking the follow up. I just have a question about 2011, because I understand the hesitancy to provide guidance, but I’m also fearful that it’s basically setting up for a lot of extreme volatility over the next year, because as mentioned and what was alluded to earlier, we’re having to fly blind here. So I guess I would like some commentary.
You noted that on a pro forma basis, I think you’ve roughly sales of $1.6 billion, EBIT margin of 6%, a third of the synergies realized in the second half of the year. I mean should we be modeling any margin expansion, or should we be modeling contraction this year because of higher input costs that maybe lagged by realized pricing. If you could just give us some directional sense, so honestly I guess to try to narro — limit the possibility of extreme variation and estimates out there?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Heather, I had a hard time hearing everything, it was a little jumbled on this end, but I believe your question is looking at a little bit more detail on the P&L from a modeling perspective for 2011. And I can certainly appreciate the difficulty in creating a model for 2011 as I’ve gone through that myself. So it certainly is a difficult thing to do to project accurately the timing of the integration planned execution and that does, in fact, drive top-line adjustments as we convert employee-based to IO routes. It also drives a synergistic improvements on the bottom line.
But in general, what I would tell you is that the first half of this year there’s not going to be a significant change from not necessarily 2010 pro forma, although I do believe that the operating margins will be improved over what you see as a starting point there in the first half, but not significantly in the first half, because the synergies that we have put into place already will start to move the needle but it’s not 100-basis points. It’s, say, 25 to 50-basis points or something like that.
So the other piece of this is, as we go through this integration there are most certainly going to be risks associated with execution at the DSD level, because this is major change and Carl has identified that, I think, very well. And those things are hard to project as it relates to the impact on a top-line number as well as a bottom-line number, because you the leverage in a DSD-owned systems is pretty significant on gross margin, as well as operating margin, especially this small format kind of stores. So those things, while we know are going to provide some fluctuation and some variability to the first half, especially, and even into the second half we know that those are going to be real.
So projecting a specific number or a specific set of guidelines for a quarterly kind of model are just something that I’m not prepared to do at this point. And I think that the — if you look at full-year 2011 and take into consideration that most of the synergies in this year will occur in the back half, and then also taking what I’ve mentioned as it relates to the top-line impact of the conversion, sort of the straight line $80 million to $90 million reduction from July of this year through June of next year, you can start to I think to build a model that makes some sense.
The interest cost, given you sort of the debt number. I’ve also given you some cash inflows that will start to occur that will reduce the debt. We’re not changing the dividend, per se, in the short term. So all of those will, I think, guide your interest cost, as well as I’ve given you our new rates at this point. So I think that you can start to build a model that probably makes sense. It will

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
provide, I agree, the opportunity for some wide fluctuations on a quarterly basis, and I am not sure how I can guide you any better than what I have already, because there will be fluctuations on a quarterly basis.

Heather Jones — Canadian Capital Market — Analyst
Well then, as a follow up, you guided to, I believe, 5% plus organic sales growth going forward. If you take the $80 million to $90 million projected hits from converting to IO model that’s roughly 5%. So when we — but it should — so I guess my question is, by the time we hit the end of 2012, are we going be essentially — yes, we’re higher margin, so we’re going to be at a higher margin off essentially the same sales base, or is that 5% including the effect of the hit of moving to an IO model?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Well, that 5% to $80 million, $90 million comes over two years. So if you take the — if we believe we grow 5% per year over two years and then subtract the $80 million you can get back to a two year net break.

Heather Jones — Canadian Capital Market — Analyst
Okay.

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Does that make sense?

Heather Jones — Canadian Capital Market — Analyst
It does. So basically it sounds like barring some significant disruption related to int — relating to conversion to IO model, that you would expect this year to look something like 2010, with the obvious caveat that this integration could be bumpy?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
I didn’t hear all of that, Heather. It’s not coming clearly through. Could you repeat it, please?

Heather Jones — Canadian Capital Market — Analyst
Can you hear me now?

Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Yes.

Heather Jones — Canadian Capital Market — Analyst
Okay. So it sounds like this year, barring potential integration issues, conversion issues, you would expect this year to look similar to 2010, setting aside the potential risk of integration issues with the IO conversion?

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FINAL TRANSCRIPT
Feb. 18. 2011 / 2:00PM, LNCE — Q4 2010 Lance, Inc. Earnings Conference Call
Rick Puckett — Snyder’s-Lance, Inc. — EVP, CFO, Treasurer & Secretary
Well, I would expect that when you say look like 2010 we would anticipate some margin improvement, because we are going to get some synergies as we roll through this year. We’re not going to get them all but some will occur, more in the second half than the first half, and that assumes that we’re successful in offsetting the commodities with a combination of price increases and more effective promotions. But assuming that, we would expect 2011 to be a little better from a margin perspective than 2010.

Heather Jones — Canadian Capital Market — Analyst
Okay. All right, thank you very much.

Operator
And there are no further questions in queue. I turn call back to management for any closing remarks.

David Singer — Snyder’s-Lance, Inc. — President & CEO
Well, I want to thank everybody for attending our first Snyder’s-Lance earnings conference call and look forward to updating you as the year progresses. We’re very excited about the future and appreciate your support. Thank you very much.

Operator
And this concludes today’s conference call, you may now disconnect.

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